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EXHIBIT 99.1


                              SCHUMACHER ASSOCIATES
          309 S. Peck Dr., Beverly Hills, CA 90212 o Phone 310-201-0800
                       o Fax 310-201-4711 o info@sass.net


January 1, 2004


Mr. Gordon Lee
Bentley Commerce Corp.
11301 Olympic Boulevard
Suite 680
Los Angeles, CA 90064

ENGAGEMENT LETTER

Dear Mr. Lee:

This engagement letter shall serve to set forth the terms upon which Robert Schumacher will render to Bentley Communications Corp. ("BLYC") certain management services. On the basis of discussions held between BLYC, Robert Schumacher will serve as Chief Operating Office and President of BLYC to assist in providing the Company, the following:

MANAGEMENT SERVICES. Robert Schumacher shall serve as BLYC's President and Chief Operating Officer.

o Robert Schumacher shall develop and implement plans and programs for the expansion of BLYC's products and services, assist in any corporate structuring, and help improve the corporate image. This will include its barter enterprises and related businesses, as well as its marketing activities.

o TERM. The management relationship shall commence upon the execution of this engagement letter and shall automatically renew annually, unless cancelled by either party with 90 days advance written notification.

COMPENSATION. Robert Schumacher will receive the following items of compensation for the services rendered hereunder. The terms of compensation can be altered with the written approval of both parties.

o Bentley shall pay SA $4,000.00 a month cash retainer as partial payment for Robert Schumacher's services.

o Bentley shall issue 3,200,000 free-trading shares of stock under S-8, valued at $0.03 per share as additional payment for Robert Schumacher's services for 2004.

o Bentley shall issue stock options for 10,000,000 shares of common stock at an exercise price of $0.03. These options will expire Dec31, 2008.

EXPENSES. Out of pocket expenditures, production costs and BLYC overhead expenses are in addition to the retainer.


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                              SCHUMACHER ASSOCIATES
          309 S. Peck Dr., Beverly Hills, CA 90212 o Phone 310-201-0800
                       o Fax 310-201-4711 o info@sass.net


Mr. Gordon Lee/Engagement Letter
January 1, 2004
Page 2

INDEMNITY.

     1. BLYC agrees to indemnify and hold SA and its employees, officers, directors, agents, attorneys, and accountants free and harmless from any liability, cost and expense, including attorney's fees, in the event of a material breach of any of the Mr. Schumacher's representations and warranties contained herein.

     2. Robert Schumacher agrees to indemnify and hold harmless BLYC and its employees, officers, directors, agents, attorneys, and accountants free and harmless from any liability, cost and expense, including attorney's fees, in the event of a material breach of any of the BLYC's representations and warranties contained herein.

CHOICE OF LAWS AND ARBITRATION. This agreement shall be construed pursuant to the laws of the state of California. Any controversy arising hereunder shall be resolved by arbitration pursuant to the rules of the American Arbitration Association.

INDEPENDENT CONTRACTOR. Robert Schumacher shall act as an independent contractor and not as an employee of Bentley Commerce Corp.

CONFIDENTIALITY. Each party agrees that during the course of this Agreement, information that is confidential or of a proprietary nature may be disclosed to the other party, including, but not limited to, product and business plans, software, technical processes and formulas, source codes, product designs, sales, costs and other unpublished financial information, advertising revenues, usage rates, advertising relationships, projections, and marketing data ("Confidential Information"). Confidential Information shall not include information that the receiving party can demonstrate (a) is, as of the time of its disclosure, or thereafter becomes part of the public domain through a source other than the receiving party, (b) was known to the receiving party as of the time of its disclosure, (c) is independently developed by the receiving party, or (d) is subsequently learned from a third party not under a confidentiality obligation to the providing party.

ASSIGNABILITY. This agreement is not assignable by either party without the consent of the other.

AGREED TO AND ACCEPTED this  1st day January 2004

SCHUMACHER ASSOCIATES                                BENTLEY COMMERCE CORP.

/s/ Robert Schumacher                                /s/ Gordon Lee
-----------------------                              -----------------------
By: Robert Schumacher                                By:  Gordon Lee.
Its: Sole Proprietor                                 Its: Chairman & CEO